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                                                             EXHIBIT NO. 99.5(b)

         AGREEMENT, made this 19th day of November, 1985, by and between Massachusetts Income Development Fund, a Massachusetts business trust (the "Fund"), and Massachusetts Financial Services Company, a Delaware corporation ("MFS").

         WHEREAS, MFS acts as investment adviser to the Fund pursuant to an Investment Advisory Agreement, dated the 18th day of January, 1985 (the "Advisory Agreement"); and

         WHEREAS, the Fund intends, and MFS has given permission to the Fund, to change the name of the Fund, effective January 28, 1986, to "Massachusetts Financial Total Return Trust;"

         NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Fund and MFS agree as follows:

         MFS may permit other fund advisory clients to use the words "Massachusetts Financial" in their names. The Fund agrees that if MFS shall for any reason no longer serve as the investment adviser to the Fund, the Fund will change its name so as to delete the words 'Massachusetts Financial."

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be hereto affixed, all as of the date first above written. The undersigned Trustee of the Fund has executed this Agreement not individually, but as Trustee under the Declaration of Trust of the Fund, dated November 7, 1984, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Fund, individually, but bind only the Trust estate.

                                               MASSACHUSETTS INCOME
                                                 DEVELOPMENT FUND


                                               By: RICHARD B. BAILEY
                                                   -------------------------
                                                   Richard B. Bailey


                                               MASSACHUSETTS FINANCIAL
                                                 SERVICES COMPANY


                                               By: H. ALDEN JOHNSON, JR.
                                                   -------------------------
                                                   H. Alden Johnson, Jr.